Exhibit 5.1

99 Bishopsgate
London EC2M 3XF
United Kingdom
Tel: +44(0)20.7710.1000 Fax: +44(0)20.7374.4460
www.lw.com
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	Beijing	Moscow
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7 September 2021	Dubai	Riyadh
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Ortho Clinical Diagnostics Holdings plc	Hong Kong	Shanghai
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Pencoed,	London	Singapore
Brigend Mid-Glamorgan,	Los Angeles	Tokyo
Wales,	Madrid	Washington, D.C.
CF35 5PZ	Milan

Re:	Ortho Clinical Diagnostics Holdings plc (the “Company”) – Registration Statement on Form S-1 Exhibit 5.1

Ladies and Gentlemen:

We have acted as English legal advisers to the Company, a public limited company incorporated in England and Wales in relation to the initial public offering of ordinary shares of US$0.00001 each (the “Ordinary Shares”) in the capital of the Company (the “IPO”). The IPO closed on 1 February 2021.

Prior to, and in connection with the IPO, the Company allotted and issued 143,406,000 Ordinary Shares (the “Reorganisation Shares”) to Carlyle Partners VI Cayman Holdings, L.P. (the “Selling Shareholder”) on 25 January 2021. The Reorganisation Shares were issued as consideration to the Selling Shareholder in exchange for its interests in Ortho Clinical Diagnostics Bermuda Co. Ltd (“Bermuda Co”) pursuant to a share exchange agreement dated 25 January 2021 between, inter alia, the Company, Bermuda Co and the Selling Shareholder (the “Share Exchange Agreement”).

We are acting as English legal advisers to the Company in connection with the Registration Statement on Form S-1 (as amended through the date hereof, the “Registration Statement”) filed by the Company on 7 September 2021 with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1993, as amended (the “Securities Act”) in relation to the offering of 25,300,000 Reorganisation Shares (the “Sale Shares”) by the Selling Shareholder (the “Offering”).

1.	INTRODUCTION

1.1	Purpose

In connection with the preparation and filing of the Registration Statement, we have been asked to provide an opinion on certain matters, as set out below. We have taken instructions in this regard solely from the Company.

1.2	Defined terms and headings

In this letter:

Latham & Watkins is the business name of Latham & Watkins (London) LLP, a registered limited liability partnership organised under the laws of New York and authorised and regulated by the Solicitors Regulation Authority (SRA No. 203820). A list of the names of the partners of Latham & Watkins (London) LLP is open to inspection at its principal place of business, 99 Bishopsgate, London EC2M 3XF, and such persons are either solicitors, registered foreign lawyers, European lawyers or managers authorised by the SRA. We are affiliated with the firm Latham & Watkins LLP, a limited liability partnership organised under the laws of Delaware.

(a)	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Registration Statement unless a contrary indication appears; and

(b)	headings are for ease of reference only and shall not affect interpretation.

1.3	Legal review

For the purpose of issuing this letter, we have examined such matters of fact and questions of law as we have considered appropriate. We have reviewed only the following documents and conducted only the following enquiries and searches:

(a)	a search at Companies House in respect of the Company conducted on 7 September 2021 at 10:01 am (London time);

(b)	an enquiry at the Central Registry of Winding Up Petitions, London on 7 September 2021 at 10:04 am (London time) with respect to the Company ((a) and (b) together, the “Searches”);

(c)	a copy of the Registration Statement filed with the SEC on 7 September 2021;

(d)

a certificate dated 7 September 2021 signed by the Company’s company secretary (the “Secretary’s Certificate”) relating to certain factual matters as at the date of the Secretary’s Certificate and having annexed thereto copies (certified by the Company’s company secretary as being true, complete, accurate and up-to-date in each case) of the following documents:

(i)	a PDF copy of the certificate of incorporation of the Company dated 16 December 2020;

(ii)	a PDF copy of the current articles of association of the Company dated 1 February 2021;

(iii)	a PDF copy of the former articles of association of the Company which were adopted on 16 December 2020;

(iv)

a PDF copy of the written resolutions of the board of directors of the Company dated 16 January 2020, at which it was resolved, inter alia, to allot and issue the Reorganisation Shares and approve the Share Exchange Agreement; and

(v)

a PDF copy of the minutes of the general meeting of the Company held on 25 January 2021, at which it was resolved, inter alia, to authorise the Board to allot and issue the shares in the Company pursuant to section 551 of the Companies Act 2006 (the “Companies Act”) in the amounts specified therein and to allot equity securities pursuant to such authority as if section 561 of the Companies Act did not apply to such allotment subject to the limitations specified therein; and

(e)	a PDF executed copy of the Share Exchange Agreement.

1.4	Applicable law

This letter, the opinion given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinion given in it, are governed by, and shall be construed in accordance with English law, and relate only to English law, as applied by the English courts as at today’s date. In particular:

(a)

we have not investigated the laws of any country other than England and we assume that no foreign law, (including, for the avoidance of doubt, European Union law on and after 1 January 2021), affects the opinion stated below; and

(b)	we express no opinion in this letter on the laws of any jurisdiction other than England.

1.5	Assumptions and reservations

The opinion given in this letter is given on the basis of each of the assumptions set out in Schedule 1 (Assumptions) and are subject to each of the reservations set out in Schedule 2 (Reservations) to this letter. The opinion given in this letter is strictly limited to the matters stated in paragraph 2 (Opinion) below and does not extend, and should not be read as extending, by implication or otherwise, to any other matters.

2.	OPINION

Subject to paragraph 1 (Introduction) and the other matters set out in this letter and its Schedules, it is our opinion that, as at today’s date, the Sale Shares, were duly and validly authorised and issued, fully paid on the date of their issue (pursuant to the terms of the Share Exchange Agreement) and are not subject to any call for payment of further capital.

3.	EXTENT OF OPINION

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax which may have arisen or may arise or was suffered or may be suffered, as a result of or in connection with the Offering or the transactions contemplated by the Registration Statement.

This letter only applies to those facts and circumstances which exist as at today’s date or the date of the issue of the Sale Shares, as relevant, and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.

4.	RELIANCE AND DISCLOSURE

This letter is addressed to you solely for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to the filing of this letter as an exhibit to the Registration Statement. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the Sale Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This letter may not be relied upon by you for any other purpose, and, other than as set out in this paragraph 4, may not be furnished to, or assigned to, or relied upon by, any other person, firm or entity for any purpose (including, without limitation, by any person, firm or other entity that acquires Sale Shares from the Selling Shareholder), without our prior written consent, which may be granted or withheld in our discretion.

Yours faithfully

/s/ Latham & Watkins LLP

LATHAM & WATKINS

SCHEDULE 1

ASSUMPTIONS

The opinion in this letter has been given on the basis of the following assumptions:

(a)

the genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies;

(b)	that in the case of a document signed electronically, the person signing it intended to sign and be bound by the document;

(c)	that where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

(d)	that the filing of the Registration Statement with the SEC has been authorised by all necessary actions under all applicable laws other than English law;

(e)	the capacity, power and authority to execute, deliver and perform each of the documents reviewed in paragraph 1.3 above by or on behalf of each of the parties to such documents;

(f)

that the directors of the Company, in authorising the allotment and issue of the Sale Shares, exercised their powers in accordance with their duties under all applicable law and the articles of association of the Company in force at the relevant time;

(g)

that the board resolutions reviewed in paragraph 1.3 were duly passed as written resolutions of the Board, and all constitutional, statutory and other formalities were duly observed (including, if applicable, those relating to the declaration of directors’ interests or the power of interested directors to vote), and the resolutions have not been revoked or varied and remain in full force and effect;

(h)

that the general meeting of the Company was duly convened and held on 25 January 2021 at which all constitutional, statutory and other formalities were duly observed, a quorum of shareholders was present throughout and the shareholder resolutions referred to in the minutes of the general meeting reviewed in paragraph 1.3 were duly passed and have not been revoked or varied and remain in full force and effect, and that all filings required to be made with UK Companies House in connection therewith have been made within the relevant time limits;

(i)

that the name of the Computershare Trust Company, N.A. (the “Depositary”) was duly entered in the register of members of the Company in relation to the Sale Shares against the issuance by the Depositary of depositary receipts representing the Sale Shares to the Selling Shareholder;

(j)	that an English court would hold that the Sale Shares are paid up otherwise than in cash for the purposes of section 565 of the Companies Act;

(k)

that all documents, forms and notices which should have been delivered to the UK Companies House in respect of the Company and the Sale Shares were so delivered, that the results of the Searches are complete and accurate in all respects, and that the position has not changed since the times at which the Searches were made;

(l)	that, at the time of the issue of the Sale Shares, no Sale Shares were offered and no Sale Shares shall be offered to the public in the United Kingdom in breach of the Financial

Services and Markets Act 2000 (“FSMA”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Sale Shares in breach of section 21 of FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

(m)	that in issuing and allotting the Sale Shares, the Company did not carry on a regulated activity for the purposes of section 19 of FSMA;

(n)

that, at the time of the issue of the Sale Shares, the Company complied with all applicable anti-terrorism, anti-money laundering, sanctions and human rights laws and regulations and that the allotment and issue of Sale Shares was consistent with all such laws and regulations; and

(o)	at the time of the issue of the Sale Shares, the Company had not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for:

(i)	the liquidation, administration, winding up, dissolution, reorganisation, or bankruptcy or similar procedures in other relevant jurisdictions, of; or

(ii)	the commencement of a moratorium in respect of; or

(iii)	the appointment of a liquidator, receiver, trustee, administrator, administrative receiver, monitor or similar officer of; or

the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986 and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved or declared bankrupt (although the Searches gave no indication that any winding-up, dissolution, moratorium or administration order, application or filing or appointment of a liquidator, receiver, administrator, administrative receiver, monitor or similar officer has been made with respect to the Company) and such actions and steps will not have been taken.

SCHEDULE 2

RESERVATIONS

The opinion in this letter is subject to the following reservations:

(a)

The Searches are not capable of revealing conclusively whether or not a winding-up or administration petition, filing or order has been presented or made, a monitor or receiver appointed, a company voluntary arrangement proposed or approved or a moratorium or any other insolvency proceeding commenced. We have not made enquiries of any District Registry or County Court;

(b)

the opinion set out in this letter is subject to (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes, restructuring plans or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory;

(c)	we express no opinion as to matters of fact;

(d)

it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it.